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                                                                   EXHIBIT 10(q)


                                             [Director Form -- Prior Agreement]

                                    AGREEMENT

                  AGREEMENT, dated as of September 1, 1998, by and between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation ("Sensormatic"), and ________________ ("Director").

                              W I T N E S S E T H:

                  WHEREAS, Director is a member of the Board of Directors of Sensormatic, and has made, and is expected to continue to make, a significant contribution to the direction of Sensormatic's business and affairs and the formulation of its policies;

                  WHEREAS, the Board of Directors of Sensormatic recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainties which it may raise, may result in the distraction of directors to the detriment of Sensormatic and its stockholders, particularly at a time when Sensormatic is making significant efforts to expand its product lines and markets, restructure its operations and reduce its expenses;

                  WHEREAS, the Board of Directors of Sensormatic believes that the protection of certain rights of Director, in the event of a Change in Control, will help assure Director's continuing dedication to his duties to Sensormatic, notwithstanding the possibility of a Change in Control, and, moreover, will enable Director to objectively and impartially assess, and advise the Board of Directors with respect to, any proposal received by Sensormatic regarding a Change in Control and to take such action regarding any such proposal as the Board of Directors may deem to be appropriate;

                  WHEREAS, with similar purposes and intents, Sensormatic entered into an Agreement dated February 12, 1996 with Director relating to a possible Change in Control (the "Prior Agreement"), and Sensormatic and Director wish to amend and restate the Prior Agreement as hereinafter set forth in order, among other things, to clarify and update certain provisions thereof;

                  NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the parties hereby agree as follows, amending and restating the Prior Agreement:

                  1.       TERM.

                  (a) The term of this Agreement, originally commenced on February 12, 1996 under the Prior Agreement, and continuing pursuant to this amended and restated Agreement as of the date hereof (which for all purposes of this Agreement shall mean the date first above


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written), shall continue after a Change in Control shall occur and for so long thereafter as Sensormatic has or may have any obligations under Sections 3, 5 or 7 hereof.

                  (c) Notwithstanding the provisions of Section 1(a) hereof, this Agreement shall terminate automatically in the event that, prior to the occurrence of a Change in Control and so long as no Attempted Change in Control shall have occurred and then be pending, Director resigns or is removed from his directorship with Sensormatic or the term of such office expires without his being reelected thereto. Notwithstanding anything contained in this Agreement to the contrary, if the Director is removed from his directorship with Sensormatic or the term of such office expires without his being re-elected thereto prior to a Change in Control, which Change in Control occurs, and Director reasonably demonstrates that such removal of or failure to re-elect Director was at the request of a third party who effectuates such Change in Control or that such removal of or failure to re-elect Director was directly related to or in anticipation of such Change in Control, then for all purposes of this Agreement, Director shall be entitled to the payments and other benefits provided under this Agreement as if such removal or failure to re-elect had occurred following such Change in Control.

                  2.       CHANGE IN CONTROL.

                  (a) For purposes of this Agreement, the term "Change in Control" shall mean a change in control of Sensormatic of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, "Person") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, "Beneficial Owner"), directly or indirectly, of securities of Sensormatic representing 30% or more of the combined voting power of Sensormatic's then outstanding voting securities; (ii) Sensormatic consummates a merger, consolidation, share exchange, division or other reorganization of Sensormatic with any other corporation or entity, unless the shareholders of Sensormatic immediately prior to such transaction beneficially own, directly or indirectly, (A) if Sensormatic is the surviving corporation in such transaction, 60% or more of the combined voting power of Sensormatic's outstanding voting securities as well as 60% or more of the total market value of Sensormatic's outstanding equity securities, (B) if Sensormatic is not the surviving corporation, 80% or more of the combined voting power of the surviving



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entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (C) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such shareholders owned shares of Sensormatic prior to such transaction; (iii) Sensormatic adopts a plan of complete liquidation or winding-up of Sensormatic;
(iv) the shareholders of Sensormatic approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of Sensormatic's assets; or (v) during any period of 24 consecutive months, individuals (y) who at the beginning of such period constitute the Board of Directors of Sensormatic or (z) whose election, appointment or nomination for election was approved prior to such election or appointment by a vote of at least two-thirds of the directors in office immediately prior to such election or appointment who were directors at the beginning of such two-year period (other than any directors who prior to the Change in Control were associated or affiliated with any Person involved with any Change in Control or Attempted Change in Control), cease for any reason to constitute at least three-fourths of the Board of Directors of Sensormatic.

                  (b) For purposes of this Agreement, an "Attempted Change in Control" shall be deemed to have occurred (i) if any Person files (or fails to file when required to do so) with the Securities and Exchange Commission (the "SEC") a Statement on Schedule 13D relating to voting securities of Sensormatic
(A) disclosing the acquisition of 10% or more thereof or (B) while disclosing the acquisition of less than 10% of such voting securities, indicates an intention to effect any of the transactions listed in Item 4 of Schedule 13D or otherwise to effect a Change in Control, (ii) upon the public announcement (including, without limitation, the filing with the SEC of a Statement on Schedule 14D-1) by any Person of an intention to make a tender offer or otherwise to effect a Change in Control, (iii) in the event of any solicitation of proxies for the election of directors of Sensormatic pursuant to Rule 14a-11 of the Rules and Regulations under the Exchange Act or the filing of a Statement on Schedule 14B in anticipation thereof, (iv) the receipt by Sensormatic from any Person of any other communication proposing, or indicating an intention, to effect a Change in Control by the acquisition of voting securities of Sensormatic, the solicitation of proxies for the election of directors or otherwise or (v) if the Board of Directors of Sensormatic or an authorized committee thereof otherwise determines that an Attempted Change in Control is pending. The termination of the pendency of an Attempted Change in Control shall be determined by the Board of Directors of Sensormatic (or an authorized committee thereof); PROVIDED, that any Attempted Change in Control shall in any event be deemed to have terminated upon the occurrence of a Change in Control.

                  (c) For the purposes of this Section 2, references to provisions of the Exchange Act and rules, regulations and schedules thereunder shall be to such provisions as they are in effect and interpreted as of the date hereof.

                  3. BENEFITS RESULTING FROM A CHANGE IN CONTROL. In the event a Change in Control occurs, Director shall be entitled to the following benefits:



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                  (a) All stock options issued by Sensormatic to Director,
         whether or not then exercisable, shall remain fully exercisable or shall become fully exercisable immediately (or, notwithstanding the foregoing, in the event of an Attempted Change in Control involving a proposed Reorganization Event (as such term is defined in Section 3(b) hereof), such options shall become fully exercisable thirty days before the date of such Reorganization Event), and such options shall remain outstanding and fully exercisable for the stated term thereof or until the later of (i) nine months following the resignation or removal of Director from his directorship with Sensormatic or the expiration of the term of such office without his being re-elected thereto or (ii) the end of the respective post- termination exercisability periods provided for in such options (including if applicable, such periods in the event of death or disability); PROVIDED, that in no event shall the term of such options be extended beyond their respective original terms. In addition, any deferred vesting or forfeiture provisions applicable to any shares of Sensormatic stock awarded to or otherwise held by Director shall be without further force or effect, and Director shall have the unrestricted right to such shares.

                  (b) In the event that (i) such Change in Control is effected through (A) a tender or exchange offer (a "Tender Offer") or (B) any means, in one or more transactions, with the result in either case that any Person becomes the Beneficial Owner, directly or indirectly, of securities of Sensormatic representing 50% or more of the combined voting power of Sensormatic's then outstanding voting securities (any such Change in Control referred to in this clause (i), including pursuant to a Tender Offer, being hereinafter referred to as a "Majority Acquisition"), (ii) in connection with, as a result of or within 24 months immediately following a Change in Control, Sensormatic's Board of Directors shall have approved a merger, consolidation, reclassification, reorganization, dissolution, sale of all or substantially all of the assets of Sensormatic or similar event (a "Reorganization Event") as a result of which Sensormatic's Common Stock would cease to be outstanding or (iii) in connection with, as a result of or within 24 months immediately following a Change in Control, Sensormatic's Common Stock ceases to be listed for trading on a national securities exchange or quoted through NASDAQ or a comparable securities quotation system, Director shall have the right, exercisable by written notice given at any time during the 13-month period immediately following the date of such Change in Control (and, if later, the date of any such Majority Acquisition, Reorganization Event or cessation of listing or quotation), to require Sensormatic to purchase:

                           (1) any or all stock options issued by Sensormatic to
                  Director, whether or not then exercisable, and/or any stock options issued upon conversion of or in exchange for any such Sensormatic stock options pursuant to any such Reorganization Event ("Conversion Options"), at a purchase price equal to the excess of the aggregate Fair Market Value (as defined below) of the shares of Sensormatic Common Stock subject to such Sensormatic stock options over the aggregate exercise price of such stock options (or, in the case of any Conversion



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                  Options, such amount calculated with respect to the
                  Sensormatic stock options which were converted into or exchanged for such Conversion Options); and/or

                           (2) any or all shares of Sensormatic Common Stock
                  held by Director at or immediately prior to the date of such Change in Control (including any shares of Sensormatic Common Stock (restricted or otherwise, and whether or not vested) awarded to Director pursuant to any compensation plan or arrangement of Sensormatic) or issued pursuant to the exercise of any such Sensormatic stock options following the date of such Change in Control, and/or (without duplication) any shares or other securities issued upon conversion of or in exchange for any such shares of Common Stock pursuant to any such Reorganization Event ("Conversion Shares"), at a purchase price equal to the aggregate Fair Market Value of such shares (or, in the case of any Conversion Shares issued upon conversion of or in exchange for Common Stock, the Fair Market Value of the shares of Common Stock which were converted into or exchanged for such Conversion Shares); provided, that Sensormatic may offset against the amount so payable for Common Stock or Conversion Shares all amounts outstanding on any loans made to Director for the purchase of, or payment of taxes relating to, such shares of Common Stock or Conversion Shares, as contemplated by Section 3(c) hereof or otherwise.

         Payment for any such options or shares shall be made by Sensormatic within 10 days after Director's surrender of any such options, and/or within 10 days after Director's surrender of the certificates representing any such shares of Common Stock or Conversion Shares (or, if such certificates are in Sensormatic's possession, within 10 days after Director's notice of exercise under this Section 3(b)).

                  For purposes of this Section 3(b), the "Fair Market Value" of a share of Sensormatic Common Stock means the highest fair market value per share of Sensormatic Common Stock of the consideration paid in any transaction by any Person who effects such Change in Control, in connection therewith, whether through open market purchases, Tender Offers, Reorganization Events, private transactions or otherwise.

                  (c) Upon Director's request, Sensormatic shall lend to Director, interest free, up to an amount equal to the aggregate exercise price of the options referred to in Section 3(a) hereof, should Director elect to exercise such options. If requested by Director, Sensormatic shall also lend to Director, interest free (or, at Director's option, provide a guaranty to enable Director to borrow), up to an amount equal to the percentage specified below times the Share Income (as such term is defined below) resulting from such exercise and/or vesting. Such loan or loans shall be due and payable to Sensormatic upon the earliest of (i) the fifth anniversary date of such loan or loans, (ii) in the event of the resignation or removal, other than for Cause (as defined in Section 4 hereof, "Cause"), of



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         Director from his directorship with Sensormatic or the expiration of the term of such office without his being re-elected thereto, upon the expiration of 30 months following such resignation, removal or expiration, or in the event of the removal of Director from his directorship with Sensormatic for Cause, upon the expiration of 30 days after such removal, and (iii) promptly (but in any event within five
         (5) business days) after receipt of the proceeds of sale from the sale of such shares, to the extent of the loan or loans applicable to such sold shares. Director shall deposit such shares with Sensormatic as security for any such loan, if Sensormatic shall so request. Notwithstanding anything to the contrary contained in this Section 3(c), Sensormatic's Stock Purchase Loan Plan or any promissory note or security agreement executed by Director pursuant to such Plan, no additional collateral shall be required by Sensormatic in connection with any such loan to Director, and, if necessary to be in compliance with applicable margin regulations under federal laws, such loans shall be unsecured; and if, because of Internal Revenue Service rules or other rules, Sensormatic is unable to lend such funds to Director interest free and without any imputation of interest, Sensormatic shall pay Director a dollar amount of additional compensation which shall equal the amount of interest required to be charged in order to avoid such imputation in such instances and Director shall then pay Sensormatic the rate of interest on such loan required by law to avoid imputation. The percentage referred to in this Section 3(c) shall be equal to the sum of (1) the highest marginal net rate of income tax (federal, state and local) applicable to an individual residing where the Director resided at the time the Director reported income ("Share Income") with respect to the Option Acquired Shares or Award Shares, as the case may be, plus (2) the Medicare employee tax rate, plus (3) a percentage equal to (x) that part, if any, of the Share Income that was actually subject to employee Social Security tax, multiplied by (y) the social security employee tax rate, divided by (z) the total Share Income (in each case as applicable at the time such share was purchased by Director, in the case of any Option Acquired Shares, or at the time Director's right to such share vested, in the case of any Award Shares).

                  For purposes of this Section 3(c), the term "Option Acquired Shares" shall mean shares of Sensormatic Common Stock acquired by Director upon exercise of options granted to Director and the term "Award Shares" shall mean shares of Sensormatic Common Stock awarded to Director pursuant to Sensormatic's Stock Incentive Plan or any other compensation plan or arrangement of Sensormatic, other than pursuant to the exercise of options.

                  (d) In the event of the removal, other than for Cause, or resignation of Director from his directorship with Sensormatic or the expiration of the term of such office without his being re-elected thereto, or the death of Director, at any time following a Change in Control (unless a trust or other arrangement previously determined in writing to be satisfactory by a majority of the Previous Members of the Board of Directors then in office assuring payment of benefits, in the event of a Change in Control, to or for the benefit of Director under Sensormatic's Board of Directors Retirement Plan (which shall



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         include for all purposes of this Agreement Director's Board of
         Directors Retirement Agreement thereunder) has been previously established and is then in effect), Sensormatic shall take such steps as are necessary, within 30 days after such termination of service as a director, to fully fund all of Director's benefits under such Plan (after giving effect to the change in control provisions of such plan) through paid-up insurance, annuity contracts and/or other similar means, so that the ultimate payment of benefits (at a rate not less than the greater of the rates in effect under such Plan at the date of such termination or immediately after such Change in Control) shall be assured beyond any reasonable doubt; PROVIDED, HOWEVER, that either such manner of funding shall be structured so as not to constitute "constructive receipt" by Director of the benefits in question for income tax purposes, or the benefits in question shall be paid out in a lump sum, discounted to present value using an interest rate equal to the rate published by Pension Benefit Guaranty Corporation for the purpose of discounting pension benefits to present value in the event of a lump sum prepayment thereof, as then in effect, but such discount rate shall in no event be greater than ten percent (10%) PER ANNUM. In addition, in the event of the removal, other than for Cause, of Director from his directorship with Sensormatic or the expiration of the term of such office without his being re-elected thereto at any time following a Change in Control, other than pursuant to the generally applicable term limits and/or retirement policies of the Corporation (without giving effect to any changes therein that reduce the retirement age or the permitted term of office which were implemented following such Change of Control or the commencement of an Attempted Change of Control which culminated in such Change of Control), any non-competition provisions included in such Plan shall have no further force or effect.

                  4. REMOVAL FOR CAUSE. In the event that Director is removed for Cause at any time after a Change in Control, Director shall not be entitled to any of the benefits set forth in Section 3 of this Agreement not yet received by him, except to the extent that Director exercised rights prior to such removal with respect to options as provided under Sections 3(a) and 3(b) hereof. The foregoing shall not affect any rights of Director accrued other than by virtue of this Agreement. For purposes of this Agreement, Director shall be deemed to have been removed for cause only if such removal is effected for any of the following reasons:

                  (a) gross neglect or willful misconduct by Director in the performance of Director's duties resulting in material economic harm to Sensormatic; or

                  (b) the conviction of Director for a felony involving moral turpitude under federal or state law;

PROVIDED, HOWEVER, that the determination of the existence of the grounds referred to in subparagraph (a) of this Section 4 shall be made, in good faith, solely by a majority of the members of Sensormatic's (or its corporate successor's) Board of Directors who were members of Sensormatic's Board of Directors for a period of at least two years immediately prior to the Change in Control (other than directors who prior to such Change in Control were appointed or



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elected as directors as a consequence of their association or affiliation with any Person effecting such Change in Control) ("Previous Members of the Board of Directors") who are then in office with Sensormatic or its corporate successor (provided that such majority shall consist of not less than two persons); and PROVIDED, FURTHER, that Director shall be given prior written notice by the Board of Directors of the intention to terminate him for Cause and the specific grounds for such termination, as determined in accordance with this Section 4, and shall be entitled to a hearing before such Previous Members of the Board of Directors before such termination becomes effective.

                  5. COSTS OF COLLECTION. Sensormatic agrees upon demand to pay all costs and expenses of Director (including, without limitation, reasonable counsel fees and expenses) in connection with the enforcement, whether through negotiations, arbitration or legal proceedings or otherwise, of this Agreement and the collection of any benefits due to Director hereunder.

                  6. CONFLICTS WITH OTHER AGREEMENTS. Nothing contained in or arising out of this Agreement shall be deemed to discharge, release or modify the obligations of Sensormatic to Director under the provisions of any other agreement between them or of any plan or program of Sensormatic, regardless of whether the subject matter of any provision thereof is the same or similar to that of any provision of this Agreement, the rights and remedies of Director under this Agreement and any other such agreement, plan or program being cumulative and not in substitution of each other; PROVIDED, HOWEVER, that this Agreement amends, restates and supersedes the Prior Agreement, including any amendments thereto, in its entirety and nothing in this Agreement shall entitle Director to receive duplicative payments of salary, director fees or other benefits. Further, nothing in this Agreement shall diminish or otherwise adversely affect Director's rights or benefits accruing as a consequence of his death or permanent and total disability, at any time after a Change in Control, under the terms and conditions of the plans or programs of Sensormatic in which Director is a participant immediately prior to any Change in Control and any additional plan or program of Sensormatic in which Director is a participant at the time of Director's death or disability.

                  7. MAINTENANCE OF PLANS. Sensormatic agrees that, for not less than 36 months after a Change in Control, it shall maintain in effect the plans and programs in which Director is a participant immediately prior to such Change in Control (or comparable plans and programs) to the extent necessary to assure that the rights and benefits of Director thereunder shall be no less favorable after such Change in Control than immediately prior thereto, provided, that Sensormatic shall in no event make any change in the event of or at any time after a Change in Control in the Board of Directors Retirement Plan resulting in a reduction of Director's benefits thereunder.

                  8. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration before the American Arbitration Association in Miami, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court



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having jurisdiction thereof. Any costs, including, without limitation, attorneys' fees and disbursements, incurred by Director in such arbitration or in connection with any appeal therefrom or any action brought to enforce or collect any such award or judgment thereon, shall be reimbursed by Sensormatic, provided, that Sensormatic shall not be required to reimburse Director hereunder in the event that the arbitral panel or appeals court finds that Director's claims and/or defenses are substantially without reasonable basis.

                  9. SURVIVAL. This Agreement (including, without limitation, the benefits provided under Section 3 hereof) shall be binding on, enforceable against and inure to the benefit of, Director and his heirs, executors, administrators, personal representatives, successors and assigns and Sensormatic and its successors and assigns, including, without limitation, any corporation with or into which Sensormatic is merged or consolidated, or any entity which acquires all or substantially all of the business and assets of Sensormatic, in connection with any Change in Control. In connection with any sale, merger or consolidation described in the preceding sentence, Sensormatic shall take all actions permissible under applicable law in order to cause such other corporation to expressly assume Sensormatic's liabilities, obligations and duties hereunder.

                  10. NOTICES. Any notice given to a party pursuant to or in connection with this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by Federal Express or a similar overnight courier service or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated at the beginning of this Agreement or to such changed address as such party may subsequently give such notice of.

                  11. SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction or an arbitral panel under Section 8 hereof, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.



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                  12. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.



                                             SENSORMATIC ELECTRONICS
                                               CORPORATION




                                             By:
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                                             Title:
                                                   ----------------------------




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